Exhibit 10.12

AMENDED AND RESTATED LETTER OF AGREEMENT

BLUE RIDGE PAPER PRODUCTS INC.

Amended and Restated as of February 14, 2007

Robert M. Shanahan
21 Dianthus Drive
Asheville, North Carolina 28803

Dear Bob:

This amended and restated letter confirms the terms and conditions of your continued employment as Vice President Manufacturing and Mill Manager of Blue Ridge Paper Products Inc. (the “Company”):

1.                                       Position.  You are employed as Vice President Manufacturing and Mill Manager  of the Company.  In that capacity, you report to the VP and General Manager/Paper of the Company.  You agree that you shall continue to devote your full business time and efforts to promote the interests of the Company.

2.                                       Term.  The term of your continued employment pursuant to this amended and restated letter agreement commenced on February 14, 2007 (the “Commencement Date”) and shall continue through and including the earlier of (i) the end of the Term (as hereinafter defined) or (ii) the date on which your employment is terminated pursuant to this letter agreement.  As used herein, the “Term” shall mean the period commencing on the Commencement Date and ending on December 31, 2011; provided, however, that thereafter the Term shall be automatically renewed for successive additional one-year periods unless either party shall give the other party at least thirty (30) days’ prior written notice of non-renewal before the end of the then-current period.

3.                                       Duties.  You shall have such duties and responsibilities as are consistent with the role of Vice President Manufacturing and Mill Manager, and such other duties and responsibilities as the CEO or Board may reasonably assign you.

4.                                       Salary and Bonus.  The Company pays you a base salary, payable in accordance with the normal payment procedures of the Company and subject to such withholdings and other normal employee deductions as may be required by law or elected by you in accordance with the Company’s benefit plans, at a current annual rate of $189,900 (such salary, as the same may be changed from time to time in the sole discretion of the Board, your “Salary”).  You also are eligible to receive an annual cash bonus payment in accordance with the Blue Ridge Paper Products Performance Incentive Plan as the same may be in effect from time to time in the sole discretion of the Board.

5.                                       Employee Benefit Programs.  You are entitled to participate during the Term in such pension, life insurance, health, disability and major medical insurance plans, and in such other employee benefit plans and programs, for the benefit of the employees of the Company, as may be maintained from time to time during the Term, in each case, subject to the terms and provisions of such plans or programs.  In addition, the Company shall make annual contributions to your account under the Blue Ridge Paper Products Employee Stock Ownership Plan maintained by the parent company of the Company, Blue Ridge Holding Corp., in accordance with the terms and conditions thereof.  You will also continue to be eligible to participate in the Restricted Stock Unit Plan maintained by Blue Ridge Holding Corp. for the benefit of certain executive officers of the Company in accordance with the terms and conditions thereof.

6.                                       Vacation.  You are currently entitled to five weeks of paid vacation per annum during the term of your employment in accordance with Company policy.  Vacation scheduling will be on a mutually agreeable basis, in accordance with the Company’s business needs.

7.                                       Termination for Cause.  The Company may terminate your employment at any time for “Cause” (as defined below) upon written notice to you to take effect on the date specified in such notice.  If your employment is terminated by the Company for Cause, the Company will pay to you the following benefits within thirty (30) days following the effective date of such termination:

(a)                                  any Salary or other compensation earned but not paid to you prior to the date of such termination;

(b)                                 reimbursement for any unreimbursed business expenses incurred through the date of such termination;

(c)                                  any accrued but unused vacation time in accordance with Company policy; and

(d)                                 all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this letter agreement (collectively, paragraphs 7(a) through 7(d) hereof shall be hereafter referred to as the “Accrued Benefits”).

Upon the Company’s termination of your employment Cause, the Company shall have no obligation to pay you severance of any kind, nor shall the Company have any further obligation to pay you Salary, bonus or benefits.

For purposes of this letter agreement, “Cause” shall mean:  (i) the willful or negligent failure or refusal by you to perform your duties hereunder; provided that the Company shall provide you with at least 15 days’ prior written notice of such failure or refusal and an opportunity to cure the same; (ii) the commission by you of any material act of dishonesty or breach of trust in connection with the performance of your duties hereunder; (iii) your being convicted of, or pleading guilty or no contest to, any felony or any lesser crime having as its predicate element fraud, dishonesty or misappropriation; or (iv) a termination due to breach of your obligations under paragraphs 13, 14, 15, 16 or 17 of this letter agreement, in each case, as determined in good faith by the Board.

8.                                       Termination Without Cause.  The Company may terminate your employment at any time without Cause upon written notice to you to take effect on the date specified in such notice.  If your employment is terminated by the Company without Cause, the Company shall, subject to the provisions of paragraphs 24 and 25 hereof, pay or provide the following benefits:

(a)                                  the Accrued Benefits within thirty (30) days following the effective date of such termination;

(b)                                 the equivalent of your average Salary and bonus compensation (based on the last five years’ average) (but not as an employee), payable for a period of one (1) year following the date of such termination in accordance with the normal payroll practices of the Company as in effect from time to time; and

(c)                                  subject to (i) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (ii) your payment of the COBRA premiums associated therewith, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of twelve (12) months, provided that you are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease;

provided, however, that any obligations of the Company to you pursuant to this paragraph 8 shall terminate upon any matter constituting Cause becoming known to the Company subsequent to such termination.  Except as set forth in this paragraph 8, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement or imposed by law.

9.                                       Termination With Good Reason.  You may voluntarily terminate your employment at any time with “Good Reason” (as defined below) upon written notice to take effect on the date specified in such notice.  In the event of any such termination under this paragraph 9, the Company shall, subject to the provisions of paragraphs 24 and 25 hereof, pay or provide the following benefits:

(a)                                  the Accrued Benefits within thirty (30) days following the effective date of such termination;

(b)                                 the equivalent of your average Salary and bonus compensation (based on the last five years’ average) (but not as an employee), payable for a period of one (1) year following the date of such termination in accordance with the normal payroll practices of the Company as in effect from time to time; and

(c)                                  subject to (i) your timely election of continuation coverage under the COBRA, and (ii) your payment of the COBRA premiums associated therewith, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of twelve (12) months, provided that you are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease;

provided, however, that any obligations of the Company to you pursuant to this paragraph 9 shall terminate upon any matter constituting Cause becoming known to the Company subsequent to such termination.  Except as set forth in this paragraph 9, upon such a termination, neither you nor the Company shall have any further rights, obligations or claims against the other except as specifically provided under this letter agreement or imposed by law.

For purposes of this letter agreement, “Good Reason” shall mean the Company, without your consent, (i) assigns to you duties inconsistent with your position, title, authority or duties that results in a substantial diminution of such position, title, authority or duties; provided that you shall provide the Company with at least fifteen (15) days’ prior written notice of such diminution and the Company shall not have remedied such diminution within fifteen (15) days of receipt of such notice; or (ii) the Company materially breaches this letter agreement and fails to cure such breach within fifteen (15) days of written notice thereof.

10.                                 Termination Following a Change of Control.

(a)                                  If, within eighteen (18) months of a “Change of Control” (as defined below) your employment is terminated for any reason or no reason by the Company (except a termination by the Company for Cause) or for any reason or no reason by you (including any such termination without Good Reason), the Company shall pay or provide you with the benefits set forth in this paragraph 10(a), subject to the provisions of paragraphs 24 and 25 hereof.  Notwithstanding the foregoing, you shall not be entitled to receive any of the payments or benefits set forth in this paragraph 10(a) if you are offered “Comparable Employment” (as defined below) by the Company (or its successor) within sixty (60) days following the consummation of the Change in Control.

(i)                                     The Accrued Benefits within thirty (30) days following the effective date of such termination.

(ii)                                  A lump sum payment within thirty (30) days following the effective date of such termination equal to three (3) times the sum of (A) your average Salary plus (B) your average bonus compensation (each, based on the last five years’ average).

(iii)                               Subject to (A) your timely election of continuation coverage under the COBRA, and (B) your payment of the COBRA premiums associated therewith, continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you for a period of eighteen (18) months, provided that you are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by the Company shall immediately cease.

(b)                                 Notwithstanding any other provision of this letter agreement to the contrary, to the extent that you become entitled to Change in Control severance benefits under this paragraph 10, such benefits shall be in lieu of, and not in addition to, the severance benefits that would otherwise become payable pursuant to the provisions of paragraph 7, 8, 9 or 11 hereof.

(c)                                  Notwithstanding any other provision of this letter agreement to the contrary, in the event any payment that is either received by you or paid by the Company on your behalf or any property, or any other benefit provided to you under this letter agreement or under any other plan, arrangement or agreement with the Company or any other person whose payments or benefits are treated as contingent on a change of ownership or control of the Company (or in the ownership of a substantial portion of the assets of the Company) or any person affiliated with the Company or such person (but only if such payment or other benefit is in connection with your employment by the Company) (collectively the “Company Payments”), will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (and any similar tax that may hereafter be imposed by any taxing authority), the Company Payments will be automatically reduced to an amount that equals the product of 2.99 multiplied by your “base amount” (as determined in accordance with  Section 280G of the Code and the treasury regulations thereunder), such that you will not be subject to the Excise Tax.  Unless otherwise elected by you, such reduction shall first be applied to any Company Payment payable to you under this letter agreement.

(d)                                 Definitions.

(i)                                     For purposes of this letter agreement, “Change of Control” means the occurrence of one or more of the following events:  (i) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person, other than a transaction in which the transferee is controlled by one or more “Permitted Holders” (as hereinafter defined); (ii) the Company consolidates or mergers with or into any person other than a transaction in which the surviving person is controlled by one or more Permitted Holders or any such transaction where the voting stock of the Company outstanding immediately prior to such transaction is converted or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person and one or more Permitted Holders have the right to elect a majority of the board of directors of such surviving person; (iii) the approval by the holders of capital stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (iv) the Permitted Holders, or any one or more of them, cease for any reason to be the beneficial owner, directly or indirectly, in the aggregate of at least a majority of the total voting power of the voting stock of the Company (or if the voting stock of the Company is wholly owned by a parent holding company, the voting stock of such parent holding company).  For purposes of this letter agreement, “Permitted Holders” shall mean and include each of the Blue Ridge Paper Products Employee Stock Ownership Plan, KPS Investors, LLC, KPS Special Situations Fund, L.P., KPS Supplemental Fund, L.P. and their respective affiliates.

(ii)                                  For purposes of this letter agreement, the term “Comparable Employment” shall mean a position with the Company (or its successor) on and following a Change in Control (A) with the same or higher Salary, target bonus opportunity, and, in the aggregate, welfare benefits as in effect immediately prior to the Change in Control, (B) with the same or higher level of duties, authorities and responsibilities (except for any reduction in such duties, authorities or responsibilities that results solely due to the Company no longer having any publicly traded debt or equity securities) as in effect immediately prior to the Change in Control, and (C) which does not require you to relocate your principal business location beyond 50 miles from your principal business location immediately prior to the Change in Control.

11.                                 Termination Without Good Reason.  You may voluntarily terminate your employment without Good Reason upon providing at least thirty (30) days’ written notice to the Company, or such shorter period as the Company may allow.  If your employment is terminated pursuant to this paragraph 11, the Company will pay to you the Accrued Benefits within thirty (30) days following the effective date of such termination.  Upon such termination, the Company shall have no obligation to pay you severance of any kind, nor shall the Company have any further obligation to pay you Salary, bonus or benefits.

12.                                 Termination Due to Death or Disability.  Your employment with the Company will terminate automatically upon your death.  In addition, the Company may terminate your employment with the Company due to Disability.  For purposes of hereof, “Disability” shall be defined as your inability to have performed your material duties hereunder due to a physical or mental injury, infirmity or incapacity for ninety (90) days (including weekends and holidays) in any 365-day period.  If your employment is terminated pursuant to this paragraph 12, the Company will pay to you (or your estate) the Accrued Benefits within thirty (30) days following the effective date of such termination.  Upon such termination, the Company shall have no obligation to pay you (or your estate) severance of any kind, nor shall the Company have any further obligation to pay you (or your estate) Salary, bonus or benefits.

13.                                 Non-Competition.  By signing this letter agreement, you acknowledge and agree that the services you perform for the Company are services that are unique and extraordinary and that, by reason of your employment, you will acquire and have access to proprietary and Confidential Information, as defined herein below, and trade secrets concerning the Company’s operations, future plans and methods of doing business and those of the Company’s affiliates.  Accordingly, you agree that:

(a)                                  In connection with any termination of your employment by you pursuant to the terms of this letter agreement, whether with or without Good Reason, the written notice of such termination shall include, to the extent available, the name of your new employer and a description of your new position, duties and responsibilities.

(b)                                 During the term of your employment and during the Restrictive Period, as defined below, you will not, absent prior written consent from the Company, directly or indirectly, engage in a Competitive Business Activity in the United States.  The term “Competitive Business Activity” shall mean:

(i)                                     engaging in or managing or directing persons engaging in the manufacture, sale or distribution of liquid packaging board, including gable top cartons and/or uncoated freesheet paper for envelopes, and/or any other product that the Company or any “affiliate” (as defined below) manufactures, sells or distributes (“Competing Business”), whether independently or as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise;

(ii)                                  acquiring or having an ownership interest in an entity that derives more than 10% of its gross revenue from any Competing Business, except for ownership of 1% or less of any entity whose securities are freely tradable on an established market; or

(iii)                               participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in subparagraph (ii) immediately above.

The term “Restrictive Period” shall mean the period beginning upon a termination of your employment with the Company and ending on the date which is (i) in the event that your employment is terminated pursuant to paragraphs 7 or 11, the second anniversary of such termination or (ii) in the event that your employment is terminated pursuant to paragraphs 8, 9, 10 or 12, the first anniversary of such termination.

Notwithstanding the foregoing, the provisions of this paragraph 13 shall not apply following any termination of your employment (including a termination by the Company for Cause or by you without Good Reason) that occurs within 18 months following a Change in Control of the Company.

14.                                 Non-Solicitation.  During the term of your employment and during the Restrictive Period, you will not, either for your benefit or for the benefit of any other person or entity, directly or indirectly, solicit any contractor or employee of the Company or its affiliates to terminate his or her employment or other relationship with the Company or it affiliates.

15.                                 Non-Disclosure of Confidential Information.  By signing this letter agreement, you recognize that your services as an employee of the Company are unique services, and that by reason of your employment you will have access to and acquire proprietary and other confidential information and trade secrets concerning operations, future plans and methods of doing business of the Company, its affiliates and their respective clients.  Accordingly, you hereby covenant that you will not at any time during your employment by the Company or any time thereafter reveal or divulge to any person, firm, corporation or other business entity or use for your own personal or business purposes or for the personal or business purposes of any other person (other than the Company) any trade secrets or confidential information or knowledge relating to the business or businesses of the Company, its affiliates or their respective clients, including, without limiting the generality of the foregoing, any information or knowledge pertaining to products, formulae or processes, and developments or improvements with respect thereto, inventions, discoveries, trademark, patents, designs, sketches, manufacturing, packaging, merchandising, advertising, distribution and sales methods, sales and profits figures, budgeting materials, customer lists and relationships between the Company and any of its customers, suppliers, ultimate consumers or affiliates (collectively, “Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall not include information that (i) was, or becomes through no breach of your obligations hereunder, generally known to the public; or (ii) becomes known to you from sources other than the Company under circumstances not involving any breach of an agreement to which any such source is a party.  As used in this letter agreement, the term “affiliate” means, with respect to a specified individual or entity, any other individual or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified individual or entity.  As used in this letter agreement, the term “client” means any person, firm or corporation to whom goods, services or intellectual property are actively being supplied by the Company or an affiliate for compensation at the time you learn of such person’s, firm’s or corporation’s Confidential Information, or to whom the Company or an affiliate is at such time actively soliciting a business relationship to engage in such activities.  You acknowledge that any materials or documents relating to the Company’s Confidential Information, in existence or developed in the future, including all copies thereof, are proprietary to the Company and shall, following the termination of your employment, regardless of the circumstances thereof or reasons therefor, remain the Company’s sole and exclusive property and that you shall immediately return all such materials and documents including any copies thereof to the Company upon any termination of your employment or upon any prior request.

16.                                 Customer and Supplier Solicitation.  During the term of your employment and during the Restrictive Period, you shall not divert, or attempt to divert any person, business or entity from doing business with the Company, nor will you attempt to induce any such person, business or entity to cease being a customer of or supplier to the Company.

17.                                 Non-Disparagement.  You will not, during your employment with the Company or at any time thereafter, publicly disparage the Company, its affiliates and shareholders or any of their officers, directors, employees or agents, other than in connection with disclosures required by applicable law, regulation or order of court or governmental agency.

18.                                 Remedy.  You hereby recognize and agree that the Company would not have an adequate remedy at law or in equity for the breach or threatened breach by you of any one or more of the covenants set forth in paragraphs 13, 14, 15, 16 and 17 and agree that, in addition to such other remedies as may be available to the Company, in law or in equity, the Company may obtain an injunction or restraining order, without the posting of any bond or security and without the proof of special damages, to enjoin you from the breach or threatened breach of such covenants.  The restrictions set forth in paragraphs 13, 14, 15, 16 and 17 are considered by you and the Company to be reasonable for the purposes of protecting the business of the Company.  However, if any such restriction is found by a court of competent jurisdiction to be unenforceable because it is too broad, it is the intention of you and the Company that such restriction shall be interpreted to be as broad as possible consistent with allowing its enforceability.

19.                                 Arbitration: Costs, Fees and Expenses.  Except for disputes with respect to paragraphs 13, 14, 15, 16 and 17 hereof, any dispute respecting the meaning and intent of this letter agreement or any of its terms and provisions shall be submitted to arbitration in Charlotte, North Carolina before a single arbitrator in accordance with the Commercial Rules of the American Arbitration Association then in effect, and the arbitration determination resulting from any such submission shall be final and binding upon the parties hereto.  All costs, fees and expenses associated with any dispute respecting the meaning and intent of this letter agreement or any of its terms and provisions shall be borne by the party unsuccessful in such dispute.

20.                                 Survival of Obligations.  You agree that your obligations under paragraphs 13, 14, 15, 16 and 17 will survive any termination of your employment.

21.                                 Indemnification; Directors and Officers Insurance.  During the Term and for so long thereafter as liability exists with regard to your activities during the Term on behalf of the Company, its affiliates, or as a fiduciary of any benefit plan of any of them, the Company shall indemnify you to the fullest extent permitted by applicable law (other than in connection with your gross negligence or willful misconduct), and shall advance to you reasonable attorneys’ fees and expenses as such fees and expenses are incurred (subject to your undertaking to repay such advances if it shall be finally determined by a judicial decision which is not subject to further appeal that you were not entitled to the reimbursement of such fees and expenses).  During the Term and thereafter while liability exists, you shall be entitled to the protection of any insurance policies the Company shall elect to maintain generally for the benefit of its directors and officers (“Directors and Officers Insurance”) against all costs, charges and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of your being or having been a director, officer or employee of the Company or any of its affiliates or your serving or having served any other enterprise or benefit plan as a director, officer, fiduciary or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this letter agreement), provided that you shall, in all cases, be entitled to Directors and Officers Insurance coverage no less favorable than that (if any) provided to any other present or former director or officer of the Company.

22.                                 No Mitigation.   In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this letter agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by you as a result of employment by a subsequent employer, except as provided in paragraphs 8(c), 9(c) and 10(a)(3) hereof.

23.                                 Successors and Assigns.  This letter agreement is personal to each of the parties hereto.  No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.  Notwithstanding the foregoing, the Company may assign this letter agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company shall require such successor to expressly assume and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this letter agreement by operation of law or otherwise.  In the event of any assignment of this letter agreement by the Company in accordance with the terms hereof, you shall be entitled to full service credit for all purposes (including, but not limited to, vesting or accumulation of benefits and measurement of eligibility) under the employee benefit plans of the Company’s successor.

24.                                 Release Requirement.  Your right to receive the severance payments and benefits under paragraphs 8, 9 and 10 hereof (other than the Accrued Benefits) shall be conditioned upon your execution and non-revocation of a general release of claims in favor of the Company in form and substance reasonably satisfactory to the Company, provided that any such release shall except out any amounts owing by the Company to you pursuant to this letter agreement, rights of indemnification and directors and officers liability insurance as provided in paragraph 21 hereof, and shall have no post-employment activity limitations beyond those stated in this letter agreement.

25.                                 Tax Matters.

(a)                                  Withholding.  The Company may withhold from any and all amounts payable under this letter agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)                                 Section 409A Compliance.

(i)                                     The intent of the parties is that payments and benefits under this letter agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith.  If you notify the Company (with specificity as to the reason therefore) that you believe that any provision of this letter agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

(ii)                                  Notwithstanding any provision to the contrary in this Agreement, if you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided (subject to the last sentence of this paragraph 25(b)(ii)) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is defined under Code Section 409A), and (B) the date of your death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 25(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefore were paid by you, you shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay you an amount equal to the amount of such premiums paid by you during the Delay Period promptly after its conclusion.

26.                                 Amendment; Entire Agreement.  Following your execution of this letter agreement, no provision thereof may be amended unless such amendment is agreed to in writing and signed by you and an authorized officer of the Company.  This letter agreement constitutes the entire agreement by and between you and the Company with respect to the subject matter hereof, and supersedes any and all prior agreements or understandings between you and the Company with respect to the subject matter hereof, whether written or oral (including your employment letter agreement with the Company dated July 16, 2001).

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Our respective signatures below indicate our mutual assent to the terms of this letter agreement.

Very truly yours,

Blue Ridge Paper Products Inc.

/s/ RICHARD A. LOZYNIAK
	By:	Richard A. Lozyniak
	Title:	Chief Executive Officer

Agreed to and accepted:

/s/ ROBERT M. SHANAHAN
Robert M. Shanahan